EXHIBIT 10.1

AGREEMENT

This Agreement is made and entered into as of September 29, 2006 by and among the following parties (collectively, the “Parties”):

(1) Wegener Corporation, a Delaware corporation (the “Company”); and

(2) Henry Partners, L.P., a Delaware limited partnership, Matthew Partners, L.P., a Delaware limited partnership, Henry Investment Trust, L.P., a Pennsylvania limited partnership (together the “DW Partnerships”), and David W. Wright, a natural person and citizen of the United States of America (“Mr. Wright” and, together with the DW Partnerships, the “DW Parties,” or individually, a “DW Party”).

RECITALS

A. The DW Parties are collectively the beneficial owners of a total of 1,000,000 shares (the “DW Shares”) of the Common Stock, par value $.01 per share, of the Company (“Company Common Shares”), representing approximately 7.9% of the outstanding shares of Company Common Stock;

B. Mr. Wright is currently a director of the Company;

C. The Board of Directors of the Company (“Board of Directors” or “Company Board”) has determined (with Mr. Wright having recused himself from such deliberations) that it is in the best interests of all of the stockholders of the Company to authorize the Company to enter into, and perform its obligations under, this Agreement;

NOW, THEREFORE, in consideration of the mutual promises of the parties contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	TERM OF AGREEMENT.

1.1 This Agreement shall commence on September 29, 2006 and shall terminate on the date of the expiration of the Restricted Period as defined in Section 5.1.

2.	REIMBURSEMENT OF CERTAIN PROXY SOLICITATION EXPENSES.

2.1 The Company agrees to reimburse Henry Partners, L.P., Matthew Partners, L.P., and Henry Investment Trust, L.P., as applicable, for documented proxy solicitation costs and fees (including legal fees and expenses) incurred by such DW Party through January 31, 2006 (“Solicitation Expenses”), up to a maximum amount of $150,000, related to the successful proxy contest conducted by Henry Partners, L.P. in connection with the 2006 Annual Meeting of Stockholders of the Company (the “2006 Annual Meeting”).

2.2 Upon execution of this Agreement, twenty percent (20%) of the Solicitation Expenses will be paid by the Company to the appropriate DW Party, with the balance being paid in four equal quarterly installments on or before December 31, 2006, March 31, 2007, June 30, 2007 and September 30, 2007, respectively.

3.	NOMINATION OF NEW INDEPENDENT DIRECTOR TO THE COMPANY BOARD AND CERTAIN BOARD AND COMMITTEE MATTERS.

3.1 The Corporate Governance and Nominating Committee of the Company Board (the “Nominating Committee”) shall promptly commence a search to identify an individual for nomination for election as a Class III director of the Company at the 2007 Annual Meeting of Stockholders, which individual shall qualify as an “independent director” as defined under and in compliance with the rules and regulations of the Nasdaq Stock Market (“Nasdaq”). The Nominating Committee will use its best efforts to identify one or more suitable director nominees to recommend to the Company Board by November 15, 2006, and will solicit input from the Company’s major stockholders (other than the DW Parties) in connection with its identification of suitable director nominees. Such nominee shall be an individual who has no prior relationship with the Company, other than as a stockholder, or any subsidiary of the Company, or any director or officer of the Company or of any subsidiary of the Company, unless such individual shall be an acceptable candidate to all incumbent directors then serving on the Company Board.

3.2 During the term of this Agreement, the Company Board will hold six (6) regular meetings per fiscal year, and the Company agrees to continue to hold its annual meeting of stockholders in 2007 and 2008 during the month of January consistent with its past practice.

3.3 During the term of this Agreement, all committees of the Company Board shall be comprised of independent directors only, as defined under and pursuant to the rules and regulations of Nasdaq. The Company Board shall elect its committees annually, and each committee shall be comprised of not more than four (4) members. Concurrent with the 2007 Annual Meeting of Stockholders, each committee shall be comprised of an equal number of independent directors who were serving on the Company Board prior to the 2006 Annual Meeting and independent directors who were elected by the stockholders at or following the 2006 Annual Meeting. In addition, at least one Board committee (Nominating, Audit or Compensation) shall be chaired by an independent director who was elected at or following the 2006 Annual Meeting.

3.4 During the term of this Agreement, the Company Board will designate an Executive Committee, or other committee with similar responsibilities, only with the consent of all incumbent directors then serving on the Company Board.

3.5 If at any time Mr. Wright becomes unable or unwilling to serve, or for any other reason ceases to serve, as a member of the Company Board, the Company Board shall have no obligation to nominate, elect or appoint a successor to or replacement for him. Notwithstanding this Agreement, the Company Board has determined, in consultation with counsel, that Mr. Wright is an independent director under Nasdaq regulations.

4.	CERTAIN AMENDMENTS TO THE COMPANY BYLAWS AND THE COMPANY’S STOCKHOLDER RIGHTS PLAN.

4.1 The Company represents and warrants to the DW Parties that the Company Board, in connection with its approval of this Agreement and subject to the execution and delivery of this Agreement by all Parties, has taken all action necessary to amend the Company Bylaws in the following respects:

(a) Article III, Section 3.2 of the Company Bylaws shall be amended, effective immediately, to provide that during the term of this Agreement, the number of members of the Company Board shall be fixed at nine (9), as more fully set forth in Exhibit A to this Agreement.

(b) Article XII of the Company Bylaws shall be amended, effective immediately, to provide that during the term of this Agreement, neither the amendment referred to in Section 4.1(a) of this Agreement, nor the amendment referred to in this Section 4.1(b), shall be repealed or amended by the Company Board other than by a majority vote of all of the members of the Company Board that includes, for so long as Mr. Wright is serving on the Company Board, the affirmative vote of Mr. Wright, as more fully set forth in Exhibit B to this Agreement.

4.2 The Company represents and warrants to the DW Parties that the Company Board, in connection with its approval of this Agreement and subject to the execution and delivery of this Agreement by all Parties, has taken all action necessary to approve and authorize the execution and delivery of an amendment (the “Rights Agreement Amendment”), in the form of Exhibit C to this Agreement, to the Stockholder Rights Agreement (the “Rights Agreement”) dated as of May 1, 2003, between the Company and Securities Transfer Corporation (the “Rights Agent”), and that, promptly following the execution and delivery of this Agreement by all Parties, the Company shall, and shall direct the Rights Agent to, execute and deliver the Rights Agreement Amendment, to be effective immediately upon execution and delivery thereof by the Company and the Rights Agent, providing that the phrase “20%” shall be substituted for the phrase “15%” in all places where such words appear in the Rights Agreement.

5.	STANDSTILL.

5.1 Each of the DW Parties agrees that, for a period commencing with the date of this Agreement and ending on the date which is the tenth business day prior to the last day on which a stockholder can submit director nominations to the Company for consideration at the 2008 Annual Meeting of Stockholders (as provided in Article III, Section 3.2 of the Company Bylaws) (the “Restricted Period”), none of the DW Parties nor any Affiliate of any DW Party shall, without the prior written consent of the Company:

(a) acquire, offer to acquire, or agree to acquire, or encourage or suggest to any third party that they acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any material amount of assets of the Company or any subsidiary or division thereof or of any such successor or controlling person;

(b) encourage or suggest to any third party that such party (including any of its Affiliates) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, an aggregate of 20% or more (including any such securities held prior to the contact by such DW Party or Affiliate of a DW Party) of any voting securities or direct or indirect rights to acquire any voting securities of the Company or any subsidiary thereof;

(c) make, or in any way participate in, directly or indirectly, or encourage or suggest to any third party that they make, or in any way participate in, any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Securities and Exchange Commission (“SEC”)), or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company with respect to (i) a transaction described in (a) or (b) above, (ii) any extraordinary transaction, such as a merger, reorganization or liquidation involving the Company or any subsidiary or division thereof, (iii) any material change in the present board of directors or management of the Company or any subsidiary or division thereof, including, but not limited to, any plans or proposals to change the number or the term of directors, to remove any director or to fill any existing vacancies on the board, except as provided in this Agreement; or (iv) the opposition of any person nominated by the Company’s nominating committee; provided, however, that the prohibition in this subparagraph (c) shall not apply to any transaction, or change in the present board of directors or management, which has been approved by the Company Board;

(d) submit any stockholder proposal pursuant to Rule 14a-8 of Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for consideration at the 2007 Annual Meeting of Stockholders;

(e) make any public announcement with respect to any matter described in subparagraphs (a) through (c) above;

(f) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act, in connection with any of the foregoing; or

(g) take any action that could reasonably be expected to require the Company to make a public announcement regarding the possibility of any of the events described in clauses (a) through (c) above.

5.2 Henry Partners, L.P. agrees to withdraw immediately the stockholder proposal which it submitted to the Company by letter dated August 24, 2006, related to the Company’s Rights Agreement.

5.3 During the Restricted Period, none of the DW Parties nor any affiliate of any DW Party will nominate or submit for nomination any person for election to the Company’s Board of Directors, as contemplated by Article III, Section 3.2 of the Company Bylaws.

6.	CERTAIN AGREEMENTS RELATING TO COMPANY VOTING SECURITIES.

6.1 Provided that the Company is not in material default under this Agreement, and provided that a new independent director nominee (as contemplated by Section 3.1 herein) has in fact been nominated for election, each of the DW Parties agrees that, at the 2007 Annual Meeting of Stockholders, such DW Party shall vote, or cause to be voted, all Company Voting Securities Beneficially owned by such DW Party as of the record date for the 2007 Annual Meeting in favor of the election of all Company Nominees to the Company Board. Other than (i) as set forth in the immediately preceding sentence, and (ii) with respect to matters which are subject to the standstill provisions contained in Section 5 of this Agreement, each of the DW Parties shall be free to vote, or cause to be voted, all Company Voting Securities Beneficially owned by such DW Party in any manner it chooses.

7.	NO RESTRICTIONS ON ACTIONS AS A DIRECTOR OR PROVIDING INVESTMENT MANAGEMENT SERVICES.

7.1 Nothing in this Agreement shall restrict, or be construed to limit, the statements which may be made, the votes which may be cast, or the actions which may be taken, by Mr. Wright in his capacity as a member of the Company’s Board of Directors or any committee thereof.

7.2 Nothing in this Agreement shall restrict, or be construed to limit, the statements which may be made, or the actions which may be taken, by a DW Party or any affiliate of a DW Party in his or its capacity as an investment manager with respect to his or its investment advisory clients, provided that so long as Mr. Wright is a member of the Company’s Board of Directors, any actions he takes in this regard shall be consistent with his duties as a member of the Company’s Board of Directors, including maintaining the confidentiality of Company information, and with due consideration of the Company’s trading policy.

8.	SPECIAL RELEASES AND COVENANTS NOT TO SUE.

8.1 The Company: (a) fully releases, remises, exonerates forever and unconditionally discharges each of the DW Parties and each of their respective Affiliates, Associates, representatives, employees, agents and advisors (each, a “Stockholder Releasee”) from any and all liability and responsibility for any and all Company Claims (as hereinafter defined); and (b) covenants and agrees not to participate in, commence or permit (to the extent within its control) the assertion or commencement of any demand, allegation, litigation, proceeding or action relating to any Company Claim, and not to encourage, assist or cooperate with any other Person in pursuing or asserting any Company Claim, against any Stockholder Releasee. As used in this Agreement, “Company Claim” means any actual or alleged liability, claim, action, suit, cause of action, obligation, debt, controversy, promise, contract, lien, judgment, account, reckoning, bond, bill, covenant, agreement, demand of any kind or nature, loss, cost, damage, penalty or expense (including, without limitation, reasonable attorneys’ fees and expenses, and the cost of investigation and litigation), whether in law or in equity, whether known or unknown, whether matured or unmatured and whether foreseen or unforeseen, that the Company may or could have had or now or hereafter may have, for, upon, or by reason of, any matter, cause or thing whatsoever resulting from, arising out of, relating to, connected in any way with, or alleged, suggested or mentioned in connection with, (i) the 2006 Annual Meeting or any part or aspect thereof, (ii) any action taken, or statement made, in connection with the 2006 Annual Meeting, (iii) the acquisition or ownership of any shares of Company Common Stock by any of the

Stockholder Releasees, or (iv) any action, failure to act, representation, event, transaction, occurrence or other subject matter resulting from, arising out of or relating to the foregoing.

8.2 Each of the DW Parties: (a) fully releases, remises, exonerates and forever and unconditionally discharges the Company and each of its directors and officers, and each of their Affiliates, Associates, representatives, employees, agents and advisors (each, a “Company Releasee”) from any and all liability and responsibility for any and all Stockholder Claims (as hereinafter defined); and (b) covenants and agrees not to participate in, commence or permit (to the extent within its respective control) the assertion or commencement of any demand, allegation, litigation, proceeding or action relating to any Stockholder Claim, and not to encourage, assist or cooperate with any other Person in pursuing or asserting any Stockholder Claim against any Company Releasee. As used in this Agreement, “Stockholder Claim” means an actual or alleged liability, claim, action, suit, cause of action, obligation, debt, controversy, promise, contract, lien, judgment, account, reckoning, bond, bill, covenant, agreement, demand of any kind or nature, loss, cost, damage, penalty or expense (including, without limitation, reasonable attorneys’ fees and expenses, and the costs of investigation and litigation), whether in law or in equity, whether known or unknown, whether matured or unmatured and whether foreseen or unforeseen, that any Stockholder may or could have had or now or hereafter may have, for upon, or by reason of, any matter, cause or thing whatsoever resulting from, arising out of, relating to, connected in any way with, or alleged, suggested or mentioned in connection with, (i) the 2006 Annual Meeting or any part or aspect thereof, (ii) any action taken, or statement made, in connection with the 2006 Annual Meeting, or (iii) any action, failure to act, representation, event, transaction, occurrence or other subject matter resulting from, arising out of or relating to the foregoing, or (iv) the actions, omissions, decisions and conduct of the Company, the Company Board or any of its committees or any other Company Releasee prior to the execution of this Agreement.

8.3 The Company expressly acknowledges that each Stockholder Releasee that is not a DW Party is an intended third party beneficiary of its release and covenant contained in Section 8.1. Each of the DW Parties acknowledges that each Company Releasee other than the Company is an intended third party beneficiary of its release and covenant contained in Section 8.2. Each Party acknowledges that any claim determined, in a final nonappealable judgment or order of a court of competent jurisdiction, to have been based primarily on intentional fraud or any criminal act shall not be released under this Section 7.

9.	CERTAIN REPRESENTATIONS AND WARRANTIES.

9.1 The Company represents and warrants to each of the DW Parties that: (a) the Company’s execution, delivery and performance of this Agreement have been approved by the Company Board and do not violate its Certificate of Incorporation, the Company Bylaws or any agreement to which it is a party; and (b) this Agreement constitutes the Company’s valid and binding obligation, enforceable against it in accordance with the terms thereof, except as such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by doctrines relating to the availability of equitable remedies.

9.2 Each of the DW Parties represents and warrants to the Company that: (a) if the DW Party making such representation and warranty is not a natural person, its execution, delivery and performance of this Agreement has been approved by its respective general partner, managing member, board of directors, trustee or other governing body or authority, as the case may be, and does not violate its respective organizational or constituent document; (b) its execution, delivery and performance of this Agreement does not violate any agreement to which it is a party; (c) this Agreement constitutes its valid and binding obligation, enforceable against it in accordance with the terms hereof, except as such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by doctrines relating to the availability of equitable remedies; (d) it has consulted with counsel of its choice in connection with its decision to enter into and be bound by this Agreement; and (e) Recital A to this Agreement is a true statement of the current aggregate beneficial ownership of Company Common Stock on the part of the DW Parties and, to their best knowledge, after due inquiry, none of their respective Affiliates, Beneficially owns any other Company Voting Securities.

10.	CERTAIN ANNOUNCEMENTS AND OTHER DISCLOSURES.

10.1 As soon as reasonably practicable following the execution of this Agreement, the Company shall issue a press release announcing the execution of this Agreement in a form mutually agreeable among the Parties (the “Press Release”), which Press Release shall specifically recognize the contribution of Mr. Wright and Jeffrey J. Haas as directors of the Company and express appreciation for their efforts on behalf of the Company. The Company shall file the Press Release, together with a copy of this Agreement, with the SEC on Form 8-K and under Rule 14a-12 promulgated pursuant to the 1934 Act, the contents of which Form 8-K shall be subject to the approval of each of the other Parties (not to be unreasonably withheld).

10.2 None of the DW Parties shall make any public statement (including any statement in a filing with the SEC or any other governmental agency) regarding this Agreement or any event occurring prior to the date hereof that is inconsistent with, or otherwise contrary to, the Press Release.

10.3 Any public statement (including any statement in any filing with the SEC or any other governmental agency) by any Party regarding this Agreement or any event occurring prior to the date of this Agreement that is not otherwise prohibited by this Section 10 shall be made in compliance with applicable securities laws and consistently with any fiduciary duties such Party owes to the Company.

11.	CERTAIN DEFINITIONS.

In addition to the other definitions contained elsewhere in this Agreement, the following terms shall have the meanings specified below for the purposes hereof:

“Affiliate” has the meaning set forth in the 1934 Act.

“Associate” has the meaning set forth in the 1934 Act.

“Beneficially own” has the meaning set forth in Rule 13d-3 promulgated under the 1934 Act; provided, however, that for purposes of this Agreement, any option, warrant, right, conversion privilege or arrangement to purchase, acquire or vote Company Voting Securities, regardless of the time period during, or the time at which, it may be exercised, and regardless of the consideration paid, shall be deemed to give the holder thereof beneficial ownership of the Company voting Securities to which it relates.

“Company Voting Securities” means all classes of capital stock of the Company which are then entitled to vote generally in the election of directors and any securities exchanged for such classes of capital stock and any securities convertible into or exchangeable or exercisable for such classes of capital stock.

“1933 Act” means the Securities Act of 1933, as amended, and the regulations promulgated by the SEC under such statute.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated by the SEC under such statute.

“Person” means a natural person or any legal, commercial or governmental entity, including, but not limited to, a corporation, partnership, joint venture, trust, limited liability company, group acting in concert or any person acting in a representative capacity.

“SEC” means the United States Securities and Exchange Commission.

“Securities Acts” means the 1933 Act and the 1934 Act.

12.	MISCELLANEOUS.

12.1 This Agreement constitutes the entire agreement of the parties with respect to its subject matter and supersedes any and all prior representations, agreements or understandings, whether written or oral, between or among any of them with respect to such subject matter. This Agreement may be amended only by a written agreement duly executed by the Parties.

12.2 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its conflict of law principles. Exclusive jurisdiction to resolve any dispute arising under or in connection with this Agreement is hereby conferred on the Delaware Chancery Court (or, if such Court determines that it lacks jurisdiction over the particular dispute, any other applicable court of the State of Delaware) or, if the dispute involves issues of federal law or over which the Delaware Chancery Court (or such other court of the State of Delaware) lacks or declines jurisdiction, on the United States Federal District Court for the District of Delaware. The Parties hereby submit to the exclusive jurisdiction of each of such courts for the resolution of any such dispute.

12.3 This Agreement may not be assigned by any Party without the prior written consent of the other Parties. This Agreement shall be binding upon, and insure to the benefit of, the respective successors and permitted assigns of the Parties. Except as expressly set forth in

Section 8, this Agreement shall confer no rights or benefits upon any Person other than the Parties.

12.4 Any waiver by any Party of a breach of any provision of this Agreement shall not be deemed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement.

12.5 This Agreement may be executed in counterparts, each of which shall constitute an original but all of which shall together constitute a single instrument.

12.6 The DW Parties covenant that they shall each use their commercially reasonable efforts to cause their respective Affiliates to comply with Sections 5 and 8 of this Agreement.

12.7 Each of the other DW Parties hereby appoints Mr. Wright as the authorized representative of such DW Party for all purposes of this Agreement (including, without limitation, the giving of binding approvals and waivers) and the Company shall be entitled to deal with Mr. Wright accordingly.

(Signatures on following page)

IN WITNESS WHEREOF, this Agreement has been executed by each of the Parties, through their respective duly authorized representative, as of the date first above written.

WEGENER CORPORATION		HENRY PARTNERS, L.P.

By:	/s/ Robert A. Placek	By:	Henry Investment Trust, L.P.
	RobertA. Placek Presidentand Chief Executive Officer	By:	Its General Partner CaninePartners, LLC Its General Partner

		By:	/s/ David W. Wright
David W. Wright President

MATTHEW PARTNERS, L.P.

By:	Henry Investment Trust, L.P.
Its General Partner

By:	CaninePartners, LLC
Its General Partner

By:	/s/ David W. Wright
David W. Wright President

HENRY INVESTMENT TRUST, L.P.

By:	CaninePartners, LLC
Its General Partner

By:	/s/ David W. Wright
David W. Wright President

DAVID W. WRIGHT

/s/ David W. Wright
David W. Wright

EXHIBIT A

Form of Amended Article III, Section 3.2 of the Company Bylaws

Effective immediately, Article III, Section 3.2 of the Company Bylaws shall be amended by the addition of the following sentence immediately following the first sentence thereof and immediately before what is currently the second sentence thereof:

Notwithstanding the preceding sentence, during the term of that certain agreement dated September 29, 2006 by and among Wegener Corporation, Henry Partners, L.P., Matthew Partners, L.P. and David W. Wright, the number of directors which shall constitute the whole Board of Directors shall be fixed at nine (9).

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EXHIBIT B

Form of Amended Version of Article XII of the Company Bylaws

Effective immediately, Article XII of the Company Bylaws shall be amended to read in its entirely as follows:

AMENDMENT

These by-laws may be altered, amended or repealed at any regular meeting of the Board of Directors without prior notice, or at any special meeting of the Board if notice of such alteration, amendment or repeal be contained in the notice of such special meeting; provided, however, that during the term of that certain agreement dated September 29, 2006 by and among Wegener Corporation, Henry Partners, L.P., Matthew Partners, L.P. and David W. Wright, neither (i) the second sentence of Article III, Section 3.2 of these By-Laws nor (ii) this proviso to the first sentence of this Article XII shall be amended, other than by a majority vote that includes, for so long as he continues to serve as a director of the Corporation, the affirmative vote of David W. Wright. The by-laws may also be altered, amended or repealed by the stockholders at any meeting.

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EXHIBIT C

Form of Amendment to the Company’s Stockholder Rights Agreement

WEGENER CORPORATION

and

SECURITIES TRANSFER CORPORATION

Rights Agent

AMENDMENT NO. 1

Dated as of September 29, 2006

To

STOCKHOLDER RIGHTS AGREEMENT

Dated as of May 1, 2003

This AMENDMENT NO. 1 to the STOCKHOLDER RIGHTS AGREEMENT (this “Amendment”) is dated as of September 29, 2006 between Wegener Corporation, a Delaware corporation (the “Company”), and Securities Transfer Corporation (the “Rights Agent”).

WITNESSETH:

The Company and the Rights Agent (the “Parties”) entered into a rights Agreement dated as of May 1, 2003 (the “Original Rights Agreement”). As of the date of this Agreement, the rights issued pursuant to the Original Rights Agreement are redeemable. The Parties wish to amend the Original Rights Agreement in the manner set forth below. The Company’s Board of Directors has approved this Amendment and authorized its execution.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the Parties agree as follows:

1. EFFECTIVENESS OF THIS AMENDMENT. This Amendment is executed pursuant to Section 27 of the Original Rights Agreement. The Company, by its execution of this amendment, hereby directs the Rights Agent, pursuant to Section 27, to execute this Amendment. This amendment shall take effect immediately upon the execution hereof by the Company and the Rights Agent.

2. DEFINED TERMS. All capitalized terms used but not defined in this Amendment shall have the meanings assigned to them in the Original Rights Agreement.

3. NOT OTHER PROVISIONS AFFECTED. Except to the extent expressly amended by this Amendment, all of the provisions of the Original Rights Agreement shall remain in full force and effect, unaffected by this amendment.

4. AMENDMENT TO SECTION 1(a) OF THE ORIGINAL RIGHTS AGREEMENT. The Original Rights Agreement is hereby amended by substituting the term “20%” for the term “15%” in each place where the term “15%” is used in the Original Rights Agreement and the exhibits thereto, including, without limitation, all places in which such phrase is used in Sections 1(a) and 3 of the Original Rights Agreement.

5. REFERENCES TO THE ORIGINAL RIGHTS AGREEMENT. All references in the Original Rights Agreement and the exhibits thereto the Rights Agreement or any specific provision thereof (including references that use the terms “hereto” and “hereof”), as well as in the legends affixed to certificates issued for Common Stock pursuant to Section 3(c) of the Original Rights Agreement, shall,

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without any specific references expressly and individually to any of the foregoing amendments, automatically be deemed references to the Original Rights Agreement or the applicable specific provisions thereof (as the case may be) as amended by this amendment, with the same force and effect as if expressly and individually amended in that respect by this Amendment.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF the Parties have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

WEGENER CORPORATION

By:	/s/ Robert A. Placek
Name: Robert A. Placek Title: President

SECURITIES TRANSFER CORPORATION

By:	/s/ Kevin Halter
Name: Kevin Halter Title: President

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